Exhibit (23)

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report (Form 10-K) of Valley National Bancorp of our reports dated February 28, 2007, with respect to the consolidated financial statements of Valley National Bancorp, Valley National Bancorp Management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Valley National Bancorp.

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-8 (No. 333-124215, No. 33-52809, No. 33-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673 and No. 333-80507, No. 333-53888, No. 333-36667) pertaining to the Employee Savings and Incentive Plan of Valley National Bancorp,
2.	Form S-3 (No. 333-125595, No. 333-70996) of Valley National Bancorp, and
3.	Form S-3D (No. 333-56425) of Valley National Bancorp;

of our reports dated February 28, 2007, with respect to the consolidated financial statements of Valley National Bancorp, Valley National Bancorp Management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Valley National Bancorp, included in the 2006 Annual Report to Shareholders of Valley National Bancorp.

February 28, 2007

New York, New York